Exhibit 2.11
Form 51-102F3
MATERIAL CHANGE REPORT

Item 1	Name and Address of Company

Ceres Global Ag Corp. (“Ceres” or the “Corporation”) 36 Toronto Street, Suite 850 Toronto, ON M5C 2C5

Item 2	Date of Material Change

October 21, 2014

Item 3	News Release

A news release in respect of the material change described in this Report was issued by the Corporation on October 21, 2014. The news release was distributed in Canada through Canada Newswire and was filed on the System for Electronic Document Analysis and Retrieval (SEDAR). A copy of the text of the news release is attached as Schedule “A”.

Item 4	Summary of Material Change

The Corporation announced that it has filed a final short form prospectus in respect of its previously announced, fully backstopped rights offering (the “Offering”) in Canada and the United States.  Under the proposed terms of the Offering, each registered holder (“Shareholder”) of Ceres common shares (“Common Share”) as of the close of business on October 30, 2014 (the “Record Date”) will be issued one right (a “Right”) for each Common Share held.  For every 1.1063 Rights held, Shareholders will be entitled to purchase one Common Share at a subscription price of $5.84 during the subscription period commencing November 7, 2014 and ending at 5:00 p.m. (Toronto time) on November 28, 2014.

In support of the Offering, the Corporation has entered into an amended and restated standby purchase agreement with VN Capital Fund C, LP (“VN Capital”), a limited partnership controlled by P. Donnell Noone and James Vanasek, Whitebox Multi-Strategy Partners, L.P. and Whitebox Credit Arbitrage Partners, L.P. (together, “Whitebox”), Highbridge International LLC and Highbridge Tactical Credit & Convertibles Master Fund, L.P. (together, “Highbridge”, and collectively with VN Capital and Whitebox, the “Standby Purchasers”), under which the Standby Purchasers have agreed to subscribe for up to $45,000,000, $25,000,000 and $5,000,000 of Common Shares, respectively, including the Common Shares that are not otherwise subscribed for by other shareholders under the Offering.

In consideration for the Standby Purchasers agreeing to provide the standby commitment, VN Capital, Whitebox and Highbridge will be entitled to warrants to purchase 1,250,000, 694,445 and 138,889 Common Shares, respectively, regardless of the number of Common Shares the Standby Purchasers actually subscribe for pursuant to the standby commitment. The warrants will be exercisable for two years from the date of the final prospectus at the subscription price of the Offering and will be subject to, among other things, the approval of disinterested shareholders at the next annual meeting of shareholders. In the event such approval is not obtained at the meeting, Ceres will pay to the applicable Standby Purchasers a cash payment equal to the in-the-money value of the warrants (based on the 5-day VWAP on the TSX), provided that such amount shall not be less than 2% nor greater than 4% of such Standby Purchasers’ subscription commitment.

Item 5	Full Description of Material Change

Please refer to the Corporation’s October 21, 2014 press release attached as Schedule “A”.

Item 6	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not Applicable

Item 7	Omitted Information

Not Applicable

Item 8	Executive Officer

Further information can be obtained from Mark Kucala, Chief Financial Officer of the Corporation, at 1-952-746-6802.

Item 9	Date of Report

October 23, 2014

Schedule A
NOT FOR DISTRIBUTION TO US NEWSWIRE SERVICES OR FOR DISSEMINATION IN THE UNITED STATES

Ceres Global Ag Corp. Files Final Prospectus for $75 Million Rights Offering and Announces Pricing and Record Date

Toronto, ON, October 21, 2014 – Ceres Global Ag Corp. (“Ceres” or the “Corporation”) (TSX: CRP) has filed a final short form prospectus (the “Final Prospectus”) in respect of its previously announced, fully backstopped rights offering (the “Offering”) in Canada and the United States.  Under the proposed terms of the Offering, each registered holder (“Shareholder”) of Ceres common shares (“Common Share”) as of the close of business on October 30, 2014 (the “Record Date”) will be issued one right (a “Right”) for each Common Share held.  For every 1.1063 Rights held, Shareholders will be entitled to purchase one Common Share at a subscription price of $5.84 during the subscription period commencing November 7, 2014 and ending at 5:00 p.m. (Toronto time) on November 28, 2014 (the “Expiry Time”).  Rights not exercised prior to the Expiry Time will be void and without value.

The Final Prospectus contains instructions on how to exercise the Rights and will be mailed to all Shareholders of record on the Record Date.  A corresponding Form F-7 registration statement has also been filed with the United States Securities and Exchange Commission (the “SEC”).  As announced previously, Ceres expects to raise gross proceeds of $75,000,000 to further construct and develop its Northgate Commodities Logistics Centre project.

This news release should be read together with the Final Prospectus, which contains more detailed information regarding the Offering and is available on SEDAR at www.sedar.com.  The Offering remains subject to the final approval of the TSX.

The Offering is not an offering of Rights or underlying Common Shares for sale in any jurisdiction other than the eligible jurisdictions.  No securities regulatory authority has either approved or disapproved the contents of this news release.  This news release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein.  Such securities may not be offered or sold in the United States absent registration under the United States Securities Act of 1933, as amended, and applicable state securities laws, or absent an available exemption from such registration requirements.

Schedule A

About Ceres Global Ag Corp. (ceresglobalagcorp.com)

Ceres Global Ag Corp. is a Toronto-based company focused on two primary businesses: a Grain Storage, Handling and Merchandising unit, anchored by its 100% ownership of Riverland Ag Corp., and a Commodity Logistics unit, containing its 25% interest in Stewart Southern Railway Inc. and its development of the Northgate, SK Commodity Logistics Centre. Riverland Ag Corp. is a collection of nine (9) grain storage and handling assets in Minnesota, New York, and Ontario having aggregate storage capacity of approximately 47 million bushels. Riverland Ag also manages two (2) facilities in Wyoming on behalf of its customer-owner. Stewart Southern Railway Inc. is a short-line railway with a range of 130 kilometres that operates in South-eastern Saskatchewan. The Northgate Commodities Logistics Centre is a proposed $96 million grain, oil and oilfield supplies transloading site being developed in conjunction with Riverland Ag and several potential energy company partners, connected to BNSF Railway.

Cautionary Notice: This news release contains "forward-looking information" within the meaning of applicable Canadian securities legislation and United States securities laws regarding the Offering, the standby commitment, the pricing, record date and other key terms of the Offering, the use of proceeds from the Offering, and the development and construction of the Northgate Commodities Logistics Centre.  Forward-looking information in this news release are subject to a number of risks and uncertainties that could cause actual events or results to differ materially from current expectations, including risks regarding the transportation and grain industry, economic factors, receipt of regulatory approvals, and the ability of Ceres to move commodities via BNSF and to close the Offering, and many other factors beyond the control of Ceres.  Forward-looking statements speak only as of the date on which they are made and Ceres undertakes no obligation to update forward-looking information if circumstances or management's expectations should change, except as required by applicable securities laws. The reader is cautioned not to place undue reliance on forward-looking information.

For more information please contact:

Ross Marshall
TMX Equicom
(416) 815-0700 ext. 238
rmarshall@tmxequicom.com